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                                                                     Exhibit 4.9

                              SECURITIES AGREEMENT
                              --------------------


         THIS SECURITIES AGREEMENT is made as of the 31st day of July, 1996, by and between WASTEQUIP, INC., an Ohio corporation ("Wastequip"), and JAMES D. MAY, SR. (the "Holder").


                                   WITNESSETH:
                                   -----------

         WHEREAS, Wastequip and the Holder are parties to a Stock Purchase Agreement dated the same date herewith (the "Stock Purchase Agreement") pursuant to which the Holder is being issued a 7% Convertible Subordinated Promissory
Note in the principal amount of $1,250,000 (the "Note") which is convertible into Class A Common Shares, without par value, of Wastequip ("Wastequip Shares");

         WHEREAS, Wastequip and the Holder have agreed that the issuance of any Wastequip Shares upon the conversion of the Note shall be pursuant to the "private offering" exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act"); and

         WHEREAS, Wastequip and the Holder have agreed further that the Holder shall have, under the terms and conditions herein set forth, certain rights to participate in the registration of the Wastequip Shares under the Act;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and in the Stock Purchase Agreement and the Note, Wastequip and the Holder hereby agree as follows:

1. EXEMPTION FROM REGISTRATION UNDER SECTION 4(2)

         In connection with the Holder's investment in the Note and, upon any conversion of the Note, the Wastequip Shares, the Holder hereby represents, warrants and agrees as follows:

         1.1 STATUS OF HOLDER. The Holder has such knowledge and experience in financial and business matters in general, and financial and business matters of the type in which Wastequip is engaged in particular, that the Holder is capable of evaluating the merits and risks of an investment in the Note and, upon any conversion of the Note, the Wastequip Shares.

         1.2 INFORMATION RECEIVED. The Holder has received copies of (i) the audited consolidated balance sheets of Wastequip and its subsidiaries as of March 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended March 31, 1996 (including in each case the notes thereto) and (ii) such other information concerning Wastequip's business and financial condition as the Holder has requested. The Holder has had, at a reasonable time prior to the date of this Agreement, the opportunity to ask questions of and to receive answers from Wastequip concerning the




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Wastequip Shares and the business of Wastequip and to obtain any additional information which Wastequip possesses or can acquire without unreasonable effort or expense that the Holder has deemed necessary or desirable to make the investment decision to acquire the Note and, upon any conversion thereof, the Wastequip Shares.

         1.3 LIMITATIONS ON RESALE. The Holder is aware that (a) the Note and, upon any conversion thereof, the Wastequip Shares, have not been registered under the Act and that he must hold any Wastequip Shares indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available, and (b) there is no market for the Note or the Wastequip Shares. The Holder is acquiring the Note and, upon any conversion thereof, will acquire the Wastequip Shares for his own account, for investment and not with a view to the distribution thereof and will not sell, transfer or otherwise dispose of the Note or the Wastequip Shares unless a registration statement filed with the Securities and Exchange Commission pursuant to the Act with respect thereto is in effect or Wastequip shall have received an opinion of counsel reasonably satisfactory to it to the effect that such registration is not required. The Holder acknowledges and agrees that the certificates representing the Wastequip Shares to be received by him upon any conversion of the Note shall bear a legend stating the substance of such restrictions.

         1.4 INVESTMENT DECISION. Based upon the information delivered to the Holder pursuant to this Section 1, a thorough review of this Agreement, the Stock Purchase Agreement, the Note and the other agreements and documents delivered in connection therewith (including without limitation the Exhibits to the Stock Purchase Agreement), the Holder understands the terms and conditions of the Stock Purchase Agreement and the Note, and understands the risks inherent in an investment in the Wastequip Shares, in each case to the extent necessary to make the investment decision contemplated by the Stock Purchase Agreement and the Note.

2. PIGGYBACK REGISTRATION RIGHTS.

         Reference is hereby made to the Amended and Restated Shareholders Agreement dated as of February 16, 1996, by and among Wastequip and certain security holders of Wastequip (the "Wastequip Shareholders Agreement"), a copy of which is attached hereto as Exhibit A and incorporated herein by reference.
Section 5.2 of the Wastequip Shareholders Agreement provides that each time Wastequip shall determine to proceed with the actual preparation and filing of a registration statement under the Act in connection with the proposed offer and sale of any of its securities by Wastequip or by any of Wastequip's security holders (other than on Form S-4 or Form S-8 or any successor or similar forms), Wastequip will give written notice of such determination to all of the holders of its securities which are issued and outstanding as of February 16, 1996.
Section 5.2 of the Wastequip Shareholders Agreement further provides that upon the written request of any such security holder given to Wastequip within 20 days after the mailing of any such notice by Wastequip, that Wastequip will, except as otherwise provided in the Wastequip Shareholders Agreement, cause all of the Wastequip Shares which such holders have requested to be registered to be included in such registration statement, subject to the reasonable request of any underwriters selected by Wastequip that all or any portion of such Wastequip Shares be excluded from such registration statement, pro rata among the holders thereof. Wastequip hereby grants to the Holder the same piggyback registration rights as are granted to the security holders of Wastequip as of February 16, 1996 who are not Schedule I Shareholders (as such term is




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defined in the Wastequip Shareholders Agreement), under Section 5.2 of the
Wastequip Shareholders Agreement, regardless of the date or dates upon which the Holder converts all or any portion of the Note into Wastequip Shares. For purposes of calculating the pro rata rights of the Holder to participate in any registration statement under Section 5.2 of the Wastequip Shareholders Agreement, the Holder shall be deemed to hold the number of Wastequip Shares which the Holder would own upon the complete conversion of the remaining principal amount of the Note into Wastequip Shares, determined as of the effective date of the registration statement. All of the rights and obligations of the security holders of Wastequip who are granted piggyback registration rights under Section 5.2 shall apply equally to the Holder as if he were a non-Schedule I Shareholder as of February 16, 1996, including the indemnification rights and obligations contained in Section 5.6 of the Wastequip Shareholders Agreement, subject in each case to any conditions or limitations contained in the Wastequip Shareholders Agreement.

3. REGISTRATION PROCEDURES.

         3.1 HOLDER'S OBLIGATION TO FURNISH INFORMATION. It shall be a condition precedent to the obligations of Wastequip to take any action pursuant to Section 2 hereof that the Holder shall furnish to Wastequip such information regarding him, the Note, any Wastequip Shares held by him, and the intended method of disposition of such securities as Wastequip shall reasonably request and as shall be required in connection with any action to be taken by Wastequip.

         3.2 NO DELAY OF REGISTRATION. The Holder shall not have any right to take any action to restrain, enjoin or otherwise delay any registration statement filed by Wastequip as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

         3.3 TRANSFER OF REGISTRATION RIGHTS. The Holder shall not give, sell, assign, transfer (by operation of law or otherwise, including transfers pursuant to divorce or separation, but excluding testamentary disposition), pledge, mortgage, hypothecate or otherwise dispose of this Agreement or the registration rights granted to the Holder hereunder, without the prior written approval of Wastequip.

4. MISCELLANEOUS.

         5.1 NOTICES.

             All notices shall be in writing and delivered as follows:

             (a)      If to Wastequip, to:

                      Wastequip, Inc.
                      25800 Science Park Drive, Suite 140
                      Beachwood, Ohio  44122
                      Attn:  George L. Schneider




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                      With a copy to:

                      Calfee, Halter & Griswold
                      1400 McDonald Investment Center
                      800 Superior Avenue
                      Cleveland, Ohio  44114-2688
                      Attention:  Dale C. LaPorte, Esq.

             (b)      If to the Holder to:

                      Mr. James D. May, Sr.
                      10000 East Yale Avenue #36
                      Denver, Colorado  80231

                      With a copy to:

                      Charles H. Jacobs, Esq.
                      950 Cherry Street, #900
                      Denver, Colorado  80222

or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed, and otherwise notices shall be deemed to have been given when received by the person to whom the notice is addressed or any other person with apparent authority to accept notices on behalf of the person to whom the notice is addressed.

         4.2 GOVERNING LAW. The validity, enforceability and construction of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the conflict of law principles thereof.

         4.3 AMENDMENTS; SUCCESSORS. This Agreement may be amended only by an agreement signed by all of the parties hereto and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No subsequent amendment of the Wastequip Shareholders Agreement shall in any way affect the rights or obligations of the parties hereunder, which in all cases shall be determined in accordance with the terms of this Agreement and the terms of the Wastequip Shareholders Agreement as of the date hereof.





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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                  WASTEQUIP, INC.
                                  ("Wastequip")

                                  By:  /s/ Richard L. Garcia
                                      ------------------------------------------
                                  Title:   Chief Financial Officer
                                        ----------------------------------------



                                  /s/ James D. May, Sr.
                                  ----------------------------------------------
                                  James D. May, Sr.
                                  (the "Holder")








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